UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 30, 2017

Papa John's International, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-21660	61-1203323
(Commission File Number)	(IRS Employer Identification No.)

2002 Papa John's Boulevard

Louisville, Kentucky 40299-2367

(Address of principal executive offices) (Zip Code)

(502) 261-7272

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

New Debt Facilities

On August 30, 2017, Papa John’s International, Inc. (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) as borrower with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders (the “Lenders”) and other agents party thereto, providing for an unsecured revolving credit facility in an aggregate principal amount of $600.0 million (the “Revolving Facility”) and an unsecured term loan facility in an aggregate principal amount of $400.0 million (the “Term Loan Facility” and together with the Revolving Facility, the “Facilities”).   The Credit Agreement includes an accordion feature allowing for a future increase of either the Revolving Facility or the Term Loan Facility in an aggregate amount of up to $300.0 million, subject to certain conditions, including obtaining commitments from one or more new or existing lenders to provide such increased amounts.  As of August 30, 2017, the entire $400.0 million of the Term Loan Facility and none of the Revolving Facility was drawn by the Company.

Loans under the Facilities accrue interest at a per annum rate equal to, at the Company’s election, either a LIBOR rate plus a margin ranging from 0.75% to 2.00% or a base rate (generally determined according to a prime rate, federal funds rate or a LIBOR rate plus 1.00%) plus a margin ranging from 0.00% to 1.00%.  In each case, the actual margin is determined according to a ratio of the Company’s total indebtedness to EBITDA for the then most recently ended four quarter period (the “Leverage Ratio”).  An unused commitment fee at a rate ranging from 0.15% to 0.30% per annum, determined according to the Leverage Ratio, applies to the unutilized commitments under the Revolving Facility.  Loans owing under the Credit Agreement may be prepaid at any time without premium or penalty, subject to customary breakage costs in the case of borrowings for which a LIBOR rate election is in effect.  Up to $35.0 million of the Revolving Facility may be advanced in certain agreed foreign currencies, including Euros, Pounds Sterling, Canadian Dollars, Japanese Yen, and Mexican Pesos.

The Facilities mature on August 30, 2022.  Quarterly amortization payments are required to be made on the Term Loan Facility in the amount of $5.0 million.  The obligations under the Credit Agreement are guaranteed by certain direct and indirect material subsidiaries of the Company.

The Credit Agreement contains customary affirmative and negative covenants that, among other things, require customary reporting obligations, and restrict, subject to certain exceptions, the incurrence of additional indebtedness and liens, the consummation of certain mergers, consolidations, sales of assets and similar transactions, the making of investments, equity distributions and other restricted payments, and transactions with affiliates.  In addition, the Company will be subject to the following financial covenants: (1) a maximum Leverage Ratio that is initially set at 4.50 to 1.00, and reduces over time to 3.75 to 1.00 and (2) a minimum ratio of EBITDA plus consolidated rental expense to consolidated interest expense plus consolidated rental expense of 2.75 to 1.00.

The Credit Agreement contains customary events of default including, among other things, payment defaults, breach of covenants, cross acceleration to material indebtedness, bankruptcy-related defaults, judgment defaults, and the occurrence of certain change of control events.  The occurrence of an event of default may result in the termination of the Facilities, acceleration of repayment obligations and the exercise of remedies by the Lenders with respect to the subsidiary guarantors.

The foregoing description does not purport to be a complete description and is qualified in its entirety by reference to the Credit Agreement, which is filed herewith as Exhibit 10.1, and incorporated herein by this reference.

From time to time, the Company has had customary commercial and/or investment banking relationships with JPMorgan Chase Bank, N.A and/or certain of its respective affiliates.

Use of Proceeds to Finance Share Repurchases

As previously announced on August 1, 2017 in its second quarter 2017 earnings release, the Board of Directors of the Company authorized a $500 million increase in the Company’s share repurchase authorization, which previously had approximately $90 million authorization remaining. The Company expects to repurchase the full amount of the increased authorization within approximately 12-18 months of the date of the announcement.   The

Company also announced that it planned to enter into new debt facilities to finance the increased capital return program.  The Credit Agreement described in this report is the new debt facilities contemplated by the August 1, 2017 earnings release.

The timing and volume of share repurchases under the expanded share repurchase program may be executed at the discretion of management on an opportunistic basis, or pursuant to trading plans or other arrangements. Any share repurchase under this program may be made in the open market, in privately negotiated transactions, or otherwise, and may depend upon prevailing market conditions and other factors. The Company expects to implement an accelerated share repurchase program for a portion of the increased share repurchase authorization. Repurchases under the Company’s share repurchase program may be commenced or suspended from time to time at the Company’s discretion without prior notice.

The Credit Agreement also permits the Company to use the borrowings from the Facilities for general corporate purposes.

Certain matters discussed in this response to Item 1.01 which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that are intended to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to, among other things, the Company’s plans with respect to its increased capital return program. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Part I. Item 1A. — Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2016. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Item 1.02.	Termination of a Material Definitive Agreement

The Credit Agreement replaces in its entirety the First Amended and Restated Credit Agreement, dated April 30, 2013 (the “Prior Credit Agreement”), among the Company, each of its subsidiary guarantors named therein and in the amendments thereto, PNC Bank, National Association, as a lender and in its capacity as Administrative Agent, JPMorgan Chase Bank, N.A., as a lender and in its capacity as Co-Syndication Agent for the lenders, Bank of America, N.A., as a lender and in its capacity as Documentation Agent for the lenders, U.S. Bank, National Association, as a lender and in its capacity as Co-Syndication Agent for the lenders, and Branch Banking and Trust Company, as a lender, as amended. The Prior Credit Agreement was terminated on August 30, 2017, in connection with the execution of the Credit Agreement.

The Prior Credit Agreement was a $500 million unsecured revolving credit facility with an expiration date of October 31, 2019. The interest rate charged on outstanding balances under the Prior Credit Agreement was LIBOR plus 75 to 175 basis points. The commitment fee on the unused balance ranged from 15 to 25 basis points. The Prior Credit Agreement contained customary affirmative and negative covenants, including financial covenants requiring the maintenance of specified fixed charges and leverage ratios.

The information disclosed in response to Item 1.01 above is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above under “New Debt Facilities” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1Credit Agreement, dated August 30, 2017, by and among Papa John’s International, Inc., as borrower, the Guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lending institutions that are parties thereto, as Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Papa John's International, Inc.
(Registrant)

Date: August 30, 2017	/s/ Lance F. Tucker Lance F. Tucker Senior Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer